For the Period January 1, 2007 through June 30, 2007

10f-3 Transactions

Latin America Equity Fund, Inc.


Date       Offering        Ticker    Broker         Price


02/15/2007 GVT Holding SA  GVTT3.SA  UBS Securities $18.00

04/27/2007 Wilson Sons Ltd WSON11.SA Banco UBS Pact R$23.77

06/21/2007 Intergroup Fina IFS4A     Citigroup      $14.00



                                        % of Offering

                        % of Offering   Allocated to

         Transaction    Allocated to    CSAM Clients

Shares   Amount         Fund            Including Funds

204000   $3,672,000.00  0.000%          0.58%

26000    R$618,020.00   0.100%          0.15%

63000    $882,000.00    0.330%          0.52%



% of Assets   Member              Offering AMT (M)

1.19%         Joint Lead Manager  52,000,000

0.00%         Joint Lead Manager  26,400,000

0.00%         Joint Lead Manager  100,000